Exhibit 11




COMPUTATIONS OF PER SHARE EARNINGS

Earnings per share are based on net income divided by the average number of shares outstanding including common stock equivalents during the period.


                                    Three months ended    Nine months ended
                                          June 30             June 30
(Dollars and shares in thousands)    1996      1995       1996     1995

Average outstanding shares         80,350    81,053      80,506    81,344
Common stock equivalents
     Primary                        2,682     1,487       2,729     1,487
     Fully diluted                  3,015     1,926       3,015     1,926

Total shares
     Primary                       83,032    82,540      83,235    82,830
     Fully diluted                 83,365    82,979      83,521    83,269

Net income                        $81,066   $69,029    $230,229  $195,373


Earnings per share:
     Primary                        $0.98     $0.84       $2.77     $2.36
     Fully diluted                  $0.97     $0.83       $2.76     $2.35